SUPPLEMENT dated June 9, 2005

(To Prospectus Supplement dated May 27, 2005

To Prospectus dated January 25, 2005)

$1,695,593,306 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2005-10

Notwithstanding the definitions of “Pool 2 Priority Amount,” “Pool 3 Priority Amount,” “Pool 5A Priority Amount” and “Pool 5B Priority Amount” in the accompanying prospectus supplement, amounts under clause (i)(x) of each such term will be calculated on any Distribution Date by multiplying the related Scheduled Principal Amount by the Scheduled Percentage for such date instead of the Shift Percentage for such Date.  “Scheduled Percentage” means, for any Distribution Date during the five years beginning on the first Distribution Date, 0%; and thereafter, for any subsequent Distribution Date, 100%.

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Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying prospectus supplement.